Exhibit 10.1.

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of February __, 2022, by and between Cannabics Pharmaceuticals, Inc., a Nevada corporation, (the “Company”), and __________, a Delaware limited partnership, (“Holder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Securities Purchase Agreement, dated as of December 16, 2020 and amended as of February 22, 2021, by and between the Company and Holder.

RECITALS

A.            The Company issued to Holder that certain Senior Secured Convertible Promissory Note, in the original principal amount of $1,375,000, dated April 23, 2021 (the “Note”).

B.            The Company is currently in arrears in payments required under the Note, having not paid the principal balance of the note due on December 21, 2021 in the amount equal to $1,375,000.00. Such failures to make the payments required under the Note each constitute an Event of Default (the “Specified Defaults”) under the Transaction Documents.

C.            As a result of the Specified Defaults, the indebtedness evidenced by the Transaction Documents is due and payable immediately, and Holder has the right, among other things, pursuant to the terms of the Transaction Documents and applicable law, to collect the indebtedness due to Holder under the Note.

D.            The Company has requested that during the Forbearance Period (as hereinafter defined), Holder forbear from exercising its rights and remedies against Company with respect to the Specified Defaults, notwithstanding the existence of the Specified Defaults.

E.           Subject to the terms and conditions set forth herein, and without prejudice to anything contained in Section 2(b) below, Holder has agreed to forbear from exercising any default-related rights and remedies against the Company for a limited period of time in accordance with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Confirmation of Principal and Specified Defaults.

(a)	The Company acknowledges and agrees that as of the close of business on February 14, 2022, the aggregate principal balance of the outstanding amount under the Note (the “Principal”) was not less than $1,375,000.00. The foregoing amount does not include interest, fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Transaction Documents (together with the Principal, the “Obligations”).

(b)	The Company acknowledges and agrees that ((i) the Specified Defaults constitute an Event of Default and that there are no disputes as to the occurrence and continued existence of the Specified Defaults; (ii) the Specified Defaults are not curable; (iii) Holder has the right to payment of the Obligations, to immediately enforce its right to payment of the Obligations, to immediately enforce its security interests in the collateral securing the Note, and to exercise all other rights, powers and remedies provided to Holder under the Transaction Documents; and (iii) the Company has no defenses, offsets and/or counterclaims against Holder and/or its agents in connection with the Note or against the enforcement of the Note.

SECTION 2. Forbearance and Waiver.

(a)	Effective as of the date hereof, Holder agrees that until the expiration or termination of the Forbearance Period (as hereinafter defined), it will temporarily forbear from exercising any Default- related rights and remedies against the Company, in each case solely with respect to the Specified Defaults; provided, however, that:

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i.	except as otherwise expressly provided herein, the Specified Defaults shall each continue to constitute an actionable Event of Default for the purpose of triggering all limitations, restrictions or prohibitions on certain actions that may be taken or omitted or otherwise acquiesced to by or on behalf of Company pursuant to the Transaction Documents, including, without limitation, any limitations, restrictions or prohibitions with respect to any distribution, advance or other payment directly or indirectly from or for the benefit of Company to any direct or indirect owner of an equity interest in Company; and any actions or inactions taken or omitted or otherwise acquiesced to by or on behalf of Company in violation of such provisions, in each case while any Default or Event of Default (including the Specified Defaults) exists, will constitute additional Events of Default under the Transaction Documents, as well as a Forbearance Default (as hereinafter defined) under this Agreement; and

ii.	default and/or other notices and correspondence to Company may be delivered in accordance with the terms of this Agreement.

(b)	As used herein, the term “Forbearance Period” shall mean the period beginning on the date hereof and ending on the earliest to occur of: (i) the date on which Holder delivers to the Company a written notice terminating the Forbearance Period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as hereinafter defined), (ii) the date the Company repudiates or asserts any defense to any Obligation or other liability under or in respect of this Agreement or the Transaction Documents or applicable law, or makes or pursues any claim or cause of action against Holder, and (iii) March 7, 2022; (the occurrence of any of the foregoing clauses (i), (ii) and (iii), a “Termination Event”). As used herein, the term “Forbearance Default” shall mean the occurrence of any Default or Event of Default other than the Specified Defaults or the failure of Company to timely comply with any material term, condition, or covenant set forth in this Agreement. Provided however, that failure to keep the Company's registration statements on Form S-1 (File Numbers 333-252454 and 333-255948) effective or failure to register for resale all of the Conversion Shares shall not be considered a Default or Event of Default during the Forbearance Period. Any Forbearance Default will not be effective until five (5) Business Days after receipt by Company of written notice from Holder of such Forbearance Default. Any effective Forbearance Default shall constitute an immediate Event of Default under the Transaction Documents.

(c)	Upon the occurrence of a Termination Event, the agreement of Holder hereunder to forbear from exercising any default-related rights and remedies shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Company waives. The Company agrees that Holder may at any time thereafter proceed to exercise any and all of its rights and remedies under any or all of the Transaction Document and/or applicable law, including, without limitation, its rights and remedies with respect to any of the Specified Defaults that are continuing at such time.

(d)	Any agreement to extend the Forbearance Period, if any, must be set forth in writing and signed by a duly authorized signatory of Holder, and the Company acknowledges that Holder has not made any assurances concerning any possibility of an extension of the Forbearance Period.

(e)	Until the expiration of the Forbearance Period, Holder hereby waives any and all registration rights granted to it under the Transaction Documents.

SECTION 3. Transaction Documents.

(a)	Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Transaction Documents, and all rights of Holder and all of the Obligations, shall remain in full force and effect.

(b)	Except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to defer any enforcement action after the occurrence and continuance of any Default or Event of Default (including, without limitation, any Forbearance Default), (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Transaction Documents, or (iii) amend, modify or operate as a waiver of any provision ofthe Transaction Documents or any right, power or remedy of Holder. Except as expressly set forth herein, Holder reserves all of its respective rights, powers, and remedies under the Agreement, the Transaction Documents and applicable law.

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(c)	From and after the Forbearance Effective Date, the term “Transaction Documents” in the Transaction Documents shall include, without limitation, this Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(d)	This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Transaction Documents or any obligations arising thereunder.

SECTION 5. Construction.

The Company and Holder have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

SECTION 7. Governing Law.

The law of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

SECTION 8. Severability.

The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

SECTION 9. Final Agreement.

This Agreement, the Transaction Documents, and the other written agreements, instruments, and documents entered into in connection therewith set forth in full the terms of agreement between the parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, and understandings between the parties with respect thereto. Holder’s exercise or failure to exercise any rights or remedies in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances. No course of dealing between Holder, on one hand, and the Company, on the other hand, is established by virtue of the Company’s non-compliance therewith. The Company understands that Holder’s failure to insist on strict performance as of such date shall not be interposed as a defense to Holder’s exercise of its legal rights, nor shall it constitute a waiver of any thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

CANNABICS PHARMACEUTICALS, INC., as
Company

By:
Name:
Titl

HOLDER:

By:
Name:
Title:

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